Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MakeMyTrip Limited:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated July 17, 2017 on the effectiveness of internal control over financial reporting as of March 31, 2017 contains an explanatory paragraph that states that management excluded Ibibo Group Holdings (Singapore) Pte. Ltd., acquired in the year ended March 31, 2017, from its assessment of the effectiveness of internal control over financial reporting as of March 31, 2017. The consolidated financial statements of MakeMyTrip Limited reflect total assets of $1,209,225 thousands (of which $1,150,682 thousands represent intangible assets and goodwill included within the scope of the assessment) and total revenues of $28,740 thousands associated with this acquired business. This acquired business was also excluded from the scope of our audit of internal control over financial reporting as of March 31, 2017.

/s/ KPMG

Gurgaon, India

July 18, 2017